Exhibit 99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FOR SECOND QUARTER 2013

•	Revenue of $876.5 million

•	Net income attributable to Delta Tucker Holdings, Inc. of $8.3 million

•	Adjusted EBITDA of $48.6 million

•	Total backlog of $4.1 billion

•	DSO of 73 days

FALLS CHURCH, Va.—(August 9, 2013)—Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global services provider, today reported second quarter 2013 financial results.

Second quarter revenue decreased $84.6 million, or 8.8%, to $876.5 million compared to second quarter of 2012, primarily driven by lower content under the Company’s Logistics Civil Augmentation Program IV contract (“LOGCAP”) and reduced demand for training needs as the war in Afghanistan winds down. This was partially offset by a $67.2 million increase in revenue from the Aviation Group based on the improved performance of the Contract Field Team (“CFT”), NASA Aircraft Maintenance Operational Support (“NASA-AMOS”) and T6 Contractor Operated and Maintained Base Supply (“T6-COMBS”) contracts. Net income attributable to Holdings for the second quarter 2013 was $8.3 million, representing a decrease of $0.7 million compared to second quarter 2012. Net income attributable to Holdings was primarily impacted by reduced demand for services related to the declining operational tempo in the war in Afghanistan. This was partially offset by continued growth of the DynAviation business, lower interest expense during the quarter as a result of the $90 million reduction in long-term debt during 2012 and lower selling, general and administrative expenses. The Company reported Adjusted EBITDA of $48.6 million for the second quarter, representing 5.5% of revenue, and a 6.2% decrease from the same period in 2012.

“No matter how tough the operational tempo, this quarter showed that our 30,000 employees and team mates around the world are dedicated to coming together, pulling in the same direction, delivering outstanding services to our customers all while improving operating margins,” said Steve Gaffney, chairman and CEO. “During the quarter, we implemented organizational changes that are already improving our operational efficiency and reducing costs.”

Results are reported in the Company’s new operating segments.

Second Quarter Highlights

•	In April 2013, the Company amended its organizational structure to improve efficiencies within existing businesses, capitalize on new opportunities, continue international growth and expand commercial business. The Company’s previous six operating and reporting segments, Logistics Civil Augmentation Program (“LOGCAP”), Aviation, Training and Intelligence Solutions (“TIS”), Global Logistics and Development Solutions (“GLDS”), Security Services and Global Linguist Services (“GLS”) into three reporting and operating segments, DynAviation, DynLogistics and DynGlobal.

•	In April 2013, DynLogistics was awarded a task order with the U.S. Department of State’s Bureau of International Narcotics and Law Enforcement Affairs under the Criminal Justice Program Support Contract (“CJPS”) to recruit and support the U.S. contingent to the United Nations Police in Haiti and provide logistics support to the Haitian National Police. The hybrid firm-fixed price, labor hour, and cost-reimbursable task order has one base year, three, one-year options, and a total potential contract value of $48.6 million.

•	In June 2013, DynLogistics was awarded a contract with the Defense Logistics Agency to provide logistics support for the agency’s equipment in Afghanistan. The fixed-price task order has one base year, two one-year options and a total potential contract value of $11.2 million.

•	In June 2013, DynLogistics was awarded a position on a multiple award IDIQ contract under which work will be awarded through separately issued task orders to provide supplies and support services to the U.S. Marine Corps. The multiple award IDIQ has one base year, four one-year options, and a total potential contract value of $854.6 million.

•	In June 2013, the Company entered into an amendment (the “Amendment”) to the Credit Agreement dated July 7, 2010, among DynCorp International, Holdings, the other Guarantors party thereto, several banks and other financial institutions or entities from time to time parties thereto and Bank of America, N.A., as administrative agent and collateral agent. The Amendment amended the Credit Agreement to extend the maturity date with respect to the revolving credit facility to July 7, 2016, and increased the amount of the revolving credit commitment to $181.0 million. The Amendment also amended the Credit Agreement to, among other things, modify certain of the covenants, including the maximum leverage ratio.

Reportable Segments Results:

DynAviation

This segment is comprised of the previous Aviation Group business, including the following key contracts: Bureau of International Narcotics and Law Enforcement Affairs (“INL”) Air Wing, CFT, NASA AMOS, Patuxent River Naval Test Wing, T-6 COMBS, Andrews Air Force Base, California Department of Forestry, Sheppard Air Force Base, and C-21 Contractor Logistics Support.

Revenue for DynAviation of $380.4 million increased $67.2 million, or 21.4%, in the second quarter of 2013 compared to the second quarter of 2012. The increase was driven primarily by continued strong demand under the CFT contract, especially the Robbins Air Force Base, Theater Aviation Sustainment Management—Europe (“TASM-E”), and 160th Special Operations Aviation Regiment—Airborne (“160th SOAR”) task orders, contributions from the NASA AMOS and T-6 COMBS contracts that began in 2012, demand under Counter Narcoterrorism Technology Program Office (“CNTPO”) and increased demand for our aircraft maintenance and support programs in Saudi Arabia.

DynAviation Group reported Adjusted EBITDA of $32.2 million, an increase of $3.0 million, or 10.2%, for the second quarter of 2013 compared to the second quarter of 2012, primarily from improved operating performance under the CFT contract and steady margins under the INL contract, partially offset by reduced earnings from the CNTPO contract. Adjusted EBITDA for the DynAviation segment as a percentage of revenue for the second quarter was 8.4% compared to 9.3% during the second quarter of 2012. The decrease is primarily as a result of a reduction in margins on the CNTPO and additional cost incurred to expand Heliworks, Inc., which we acquired in July 2012. These reductions were partially offset by an increase in volume of higher margin deliverables under the INL Air Wing program as well as margin improvements on certain task orders under the CFT program, including the Robins Air Force Base, Solomon’s Island, Regional Aviation Sustainment Maintenance—West Region (“RASM-W”) and TASM-E task orders.

DynLogistics

DynLogistics contains the businesses that were previously reported under the LOGCAP, Security Services, Training and Intelligence Solutions, and Global Logistics and Development Groups. Key contracts under this segment include: LOGCAP, Afghanistan Ministry of Defense Program (“AMDP”), Worldwide Protective Services (“WPS”), War Reserve Materiel (“WRM”), and Combined Security Transition Command – Afghanistan (CSTC-A).

Revenue for DynLogistics of $500.5 million decreased $147.4 million, or 22.8%, during the second quarter 2013 compared to the same period in 2012. The change was primarily the result of reduced demand under the LOGCAP contract as the operations tempo for the war in Afghanistan declines. Revenue also declined from lower content under the Company’s various MRAP contracts and under the AMDP contract as well as the reduced need for security under the Department of State WPS program. Revenue declines in the quarter were partially offset by growth under the Egyptian Personnel Support Services (“EPSS”) contract and Philippines Base Operations II contracts, both of which began in 2012.

DynLogistics’ reported Adjusted EBITDA of $14.8 million decreased $6.0 million, or 28.7%, during the second quarter 2013 compared to the second quarter 2012, primarily as a result of lower content under the LOGCAP contract and reduced training needs, partially offset by growth in the base operations business, primarily in Egypt and the Philippines. Adjusted EBITDA as a percentage of revenue for this segment decreased to 3.0% compared to 3.2% reported in the second quarter 2012. The decrease was primarily associated with reduced margins resulting from the reduction in scope on the WPS program partially offset by margin improvements on the LOGCAP contract due to the Afghanistan and Kuwait task orders being converted from a cost-plus-award-fee contract vehicle to a cost-plus-fixed-fee arrangement, as well as operations under the EPSS contract.

DynGlobal

DynGlobal focuses resources and energy behind the pursuit of international and commercial business. Initial activities of this segment are focused on the development of this business and any associated costs incurred during the three months ended June 28, 2013 were incurred to support the bidding and proposal activities necessary to win contracts and grow this segment. There were no associated contracts or revenue for the DynGlobal segment for the three months ended June 28, 2013.

“Our team delivered solid earnings and margin expansion this quarter on a reducing top line as we continue to see the impacts of sequestration and the transition of the Afghanistan War off set by growth in the Aviation business,” stated Bill Kansky, chief financial officer. “Our results were in line with previous guidance but we are continuing the gain more clarity on the uncertain factors of the drawdown in Afghanistan and the ability to lock in a governmental budget. We should have better understanding of these outcomes later in the year. For 2013 we anticipate revenue declines in the mid-teens range while margins should continue to enjoy the benefits of favorability as the top line mix decline is our lower margin business.”

Liquidity

Cash provided by operating activities during the six months ended June 29, 2013, was $50.9 million, compared with $52.8 million during 2012. Cash provided by operations in 2013 was primarily the result of improved working capital during the second quarter as customers changed their payment patterns during the quarter to more of a historical cycle as the effects of sequestration became more fully integrated. This working capital change had a direct impact on the Company’s Days Sales Outstanding which improved six (6) days from the end of the first quarter to 73 days at the end of the second quarter 2013.

The cash balance at quarter-end was $135.8 million with no advances outstanding on the revolving credit facility.

Conference Call

The Company will host a conference call at 10 a.m. Eastern Time August 9, 2013, to discuss results for the second quarter 2013. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 20086192. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1 p.m. Eastern Time August 9, 2013, through 11:59 p.m. Eastern time September 9, 2013. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2013 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense

(“DoD”) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including extending the Continuing Resolution that the DoD is currently working under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, WPS, CFT and LOGCAP contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts; the timing or magnitude of any award fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 27, 2013, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Three Months Ended June 28, 2013	Three Months Ended June 29, 2012	Six Months Ended June 28, 2013	Six Months Ended June 29, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$876,522	$961,089	$1,808,630	$2,008,155
Cost of services	(794,573)	(873,091)	(1,639,699)	(1,839,701)
Selling, general and administrative expenses	(34,148)	(38,324)	(69,692)	(76,475)
Depreciation and amortization expense	(12,274)	(12,659)	(24,121)	(25,219)
Earnings from equity method investees	927	13	3,373	223

Operating income	36,454	37,028	78,491	66,983
Interest expense	(19,838)	(21,736)	(39,001)	(43,427)
Loss on early extinguishment of debt	—	(783)	—	(783)
Interest income	28	35	46	73
Other (expense) income, net	(2,557)	1,326	(460)	4,700

Income before income taxes	14,087	15,870	39,076	27,546
Provision for income taxes	(4,588)	(5,555)	(13,384)	(10,351)

Net income	9,499	10,315	25,692	17,195
Noncontrolling interests	(1,157)	(1,324)	(2,349)	(2,629)

Net income attributable to DTH, Inc.	$8,342	$8,991	$23,343	$14,566
Income tax provision	4,588	5,555	13,384	10,351
Interest expense, net of interest income	19,810	21,701	38,955	43,354
Depreciation and amortization(1)	12,710	13,084	24,998	26,040

EBITDA(2)	$45,450	$49,331	$100,680	$94,311
Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	41	1,547	592	1,762
Changes due to fluctuation in foreign exchange rates	(183)	(179)	(320)	(99)
Earnings (loss) from affiliates not received in cash (6)	2,794	1,994	850	(1,107)
Employee non-cash compensation, severance, and retention expense	1,309	386	1,397	1,310
Management fees (4)	346	268	820	445
Acquisition accounting and Merger-related items (5)	(1,092)	(1,458)	(1,961)	(3,309)
Other	(41)	(52)	(135)	(94)

Adjusted EBITDA	$48,624	$51,837	$101,923	$93,219

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes certain unusual income and expense items, as defined in the Indenture and Credit Facility.
(4)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(5)	Includes the amortization of intangibles arising pursuant to ASC 805—Business Combination.
(6)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY13 Q2(1)				DTH, Inc. CY12 Q2(1)				DTH, Inc. CY13 YTD Q2(1)				DTH, Inc. CY12 YTD Q2(1)
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating income	(9,731)	31,857	14,328	36,454	(10,795)	28,181	19,642	37,028	(18,984)	64,618	32,857	78,491	(23,890)	50,688	40,185	66,983
Depreciation and amortization expense (2)	12,173	316	221	12,710	12,656	187	241	13,084	23,928	621	449	24,998	25,151	358	531	26,040
Loss on early extinguishment of debt	—	—	—	—	(783)	—	—	(783)	—	—	—	—	(783)	—	—	(783)
Noncontrolling interests	(1,157)	—	—	(1,157)	(1,324)	—	—	(1,324)	(2,349)	—	—	(2,349)	(2,628)	—	—	(2,628)
Other (expense) income, net	(2,557)	—	—	(2,557)	698	626	2	1,326	(460)	—	—	(460)	4,113	583	3	4,699

EBITDA(3)	(1,272)	32,173	14,549	45,450	452	28,994	19,885	49,331	2,135	65,239	33,306	100,680	1,963	51,629	40,719	94,311

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (4)	—	(4)	45	41	783	319	445	1,547	—	12	580	592	783	540	439	1,762
Changes due to fluctuation in foreign exchange rates		(183)	—	(183)	—	(179)	—	(179)	—	(320)	—	(320)	—	(99)	—	(99)
Earnings from affiliates not received in cash (7)	2,794	—	—	2,794	1,994	—	—	1,994	850	—	—	850	(1,107)	—	—	(1,107)
Employee non-cash compensation, severance, and retention expense	1,071	116	122	1,309	—	25	361	386	1,072	161	164	1,397	—	258	1,052	1,310
Management fees (5)	131	112	103	346	110	63	95	268	304	267	249	820	110	134	201	445
Acquisition accounting and Merger-related items (6)	(1,092)	—	—	(1,092)	(1,458)	—	—	(1,458)	(1,961)	—	—	(1,961)	(3,309)	—	—	(3,309)
Other	(41)	—	—	(41)	(52)	—	—	(52)	(135)	—	—	(135)	(94)	—	—	(94)

Adjusted EBITDA	1,591	32,214	14,819	48,624	1,829	29,222	20,786	51,837	2,265	65,359	34,299	101,923	(1,654)	52,462	42,411	93,219

(1)	In April 2013, we re-aligned our organizational structure into three operating segment. We recasted prior year to present comparable segments.
(2)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(3)	We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(4)	Includes certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(5)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(6)	Includes the amortization of intangibles arising pursuant to ASC 805 -Business Combination.
(7)	Represents the difference between trailing twelve months of income booked from unconsolidated affiliates and the cash received from the affiliates during the same period.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 28, 2013	December 31, 2012
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$135,849	$118,775
Restricted cash	1,659	1,659
Accounts receivable, net of allowances of $2,425 and $1,481, respectively	740,512	780,613
Other current assets	73,234	79,223

Total current assets	951,254	980,270
Non-current assets	964,484	990,446

Total assets	$1,915,738	$1,970,716

LIABILITIES AND EQUITY
Current portion of long-term debt	—	637
Current liabilities	601,350	680,727

Total current liabilities	601,350	681,364
Long-term debt, less current portion	782,272	782,272
Other long-term liabilities	65,023	61,326
Total equity attributable to Delta Tucker Holdings, Inc.	460,750	437,542
Noncontrolling interests	6,343	8,212

Total equity	467,093	445,754

Total liabilities and equity	$1,915,738	$1,970,716

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	June 28, 2013	December 31, 2012
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,183	$1,642
Unfunded backlog	2,935	3,636

Total Backlog	$4,118	$5,278

(1)	Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED STATEMENT CASH FLOW

(Amounts in thousands)

	For the six months ended
	June 28, 2013	June 29, 2012
	(unaudited)	(unaudited)
Cash Flow Information:
Net cash used in operating activities	$50,911	$52,757
Net cash used in investing activities	(2,841)	807
Net cash provided by financing activities	(30,996)	(46,188)
Net cash used in operating activities	50,911	52,757
Less: Purchase of property and equipment	(1,220)	(2,227)
Proceeds from sale of property, plant and equipment	167	8
Less: Purchase of software	(2,557)	(1,095)

Free cash flow	$47,301	$49,443